Exhibit 99.1

Applied DNA Reports Second Quarter Fiscal 2022 Financial Results

- Revenues at Record $6.1 Million, up 130% Year-over-Year and 48% Sequentially -

- Cash at $6.5 Million Inclusive of Net Proceeds from Registered Direct Offering and Strong Cash Collections -

- Receives Request for Shipment of Traceable Tagged Cotton Catalyzed by Uyghur Forced Labor Prevention Act Subsequent to Reported Quarter –

- Company to Hold Conference Call and Webcast Today, Thursday, May 12, 2022, at 4:30 PM ET -

STONY BROOK, N.Y. – May 12, 2022 – Applied DNA Sciences, Inc. (NASDAQ: APDN) (the “Company”), a leader in cell-free, enzymatic DNA production, today announced consolidated financial results for the second quarter of fiscal 2022, ended March 31, 2022.

“We delivered strong momentum in revenue growth with a second consecutive quarter of record revenues that reduced cash burn while advancing our strategic priority to develop and further position our LinearDNA™ platform as a novel approach for the production of the increasing number of nucleic acid-based therapeutic applications under development by the biotherapeutics industry,” stated Dr. James A. Hayward, president and CEO of Applied DNA. “Our clinical lab subsidiary, ADCL (Applied DNA Clinical Labs), continues to power our topline performance in the first half of fiscal 2022 with revenues that exceed total revenues for the entirety of fiscal 2021. During the quarter, COVID-19 testing demand remained durable due to our largely academic and corporate client base that continues to test to protect their stakeholders and mitigate disruptions to their operations.”

“Similarly, we are starting to realize the value from investments made last year to optimize and advance our LinearDNA platform to commercialization. We are generating compelling data, most recently concluding in vitro studies that demonstrated that LinearDNA encapsulated by LNP expresses well and giving us greater confidence that a LinearDNA-LNP platform is the best delivery means for LinearDNA as a direct therapeutic agent. We concurrently progressed the use of the platform as a rapid IVT templating and production system for RNA-based therapeutics that is, we feel, the most proximal path to incremental biotherapeutic revenues. The second half of the fiscal year should also feature data on the applicability of our LinearDNA platform to the manufacture of advanced therapies, including mRNA, adoptive cell therapies, and DNA-based vaccines. In many instances a key gating factor to rapid and broader adoption of novel and potentially clinically invaluable therapies is the bottleneck of plasmid DNA.”

Continued Dr. Hayward, “Looking ahead to the second half of the fiscal year, our ability to continue to mitigate cash burn and further commercialize the LinearDNA platform will be informed by the durability of ADCL-generated revenues, as well as the conversion of supply chain security opportunities into CertainT® platform orders. We expect COVID-19 testing demand to attenuate over the summer months, given our concentration of academic clients but foresee a path to demand resumption in the fall with the start of the new academic year. We have continued to diversify our client base, most notable of which was the addition of an investment management organization after the close of the reported quarter. In addition, we will begin validation of a new testing platform in ADCL that empowers several forms of high-value genetic testing, including pharmacogenetics, for which we believe consumer demand is growing.”

“Furthermore, after the close of the reported quarter, our cotton merchant partner received a request to ship the first quantities for traceable tagged cotton that is directly attributable to the recent passage of the Uyghur Forced Labor Prevention Act (the “Act”), a new Federal law. Our team has presented to many members of Congress, Federal agencies, and Committees regarding the utility of our platform in enforcing the Act. Though not expected to be material to revenue in the current fiscal year, the shipment anticipates a global brand’s multi-year commitment to our CertainT platform through a scaled deployment across its many supply chains. We believe that the passage of the Act is a trigger point for the wider adoption of our CertainT platform that holds the potential for molecular taggant sales for textile fiber applications to become a second material revenue stream along with ADCL revenue. With less than 45 days before the Act goes into force, interest in CertainT by brands and their supply chains has never been higher.”

Concluded Dr. Hayward, “We believe the business model of Applied DNA is unique in the biotechnology sector. Our expertise in polymerase chain reaction (PCR) empowers the Company to commercialize DNA technologies across targeted industries to give us multiple sources of revenue growth and cash flow to help support the development of the LinearDNA platform to produce biotherapeutic DNA.”

Recent Operational Highlights:

•	Further to a recent Letter of Intent entered into with Spindle Biotech Inc. (“Spindle Biotech”), Applied DNA and Spindle Biotech have formalized a research collaboration and initiated a Proof-of-Concept study (the “PoC”) to generate mRNA at high yields. The companies believe the combination of their respective platforms provides for a simplified, high yield, and 100% cell-free workflow that is differentiated from current mRNA production that uses pDNA. In addition to increased speed and purity, the use of LinearDNA as an IVT template for mRNA production removes several complex manufacturing steps necessitated by plasmid DNA. The companies intend to present results from the PoC study upon its conclusion.

•	The Company entered into a research agreement to advance LinearDNA-based vaccine research and discovery for animal diseases with agricultural biosecurity implications with a leading college of veterinary medicine at a leading university on the East Coast, USA. The research agreement seeks to combine LinearDNA as a platform for rapid drug development with the college’s expertise in viral vector design to advance a differentiated approach to animal vaccine development.

Corporate Updates:

•	The Company initiated a branding refresh aligned with its positioning of the LinearDNA platform as a novel, cell-free manufacturing foundation for nucleic acid-based therapies. As part of the brand refresh, a LinearDNA-specific website will be launched in the coming months dedicated to showcasing LinearDNA’s attributes to therapy developers and manufacturers.

•	Dr. Hayward voluntarily waived 50% of his cash compensation effective March 7, 2022, as part of a cost management program implemented by the Company in the reported quarter.

Second Quarter Fiscal 2022 Financial Highlights:

•	Revenues increased 130% for the second quarter of fiscal 2022 to $6.1 million, compared with $2.7 million reported in the same period of the prior fiscal year and increased 48% from $4.2 million for the first quarter of fiscal 2022. The increase in revenues year-over-year was due primarily to an increase in clinical laboratory service revenues from the safeCircle™ COVID-19 testing platform of $3.9 million. This increase was offset by a decrease in product revenues of approximately $557 thousand due mainly to a decrease of approximately $605 thousand in sales of the Linea™ 1.0 COVID-19 Assay Kit.

•	Gross profit for the three months ended March 31, 2022, was $2.5 million, or 40%, compared with $1.7 million and 65% for the same period in the prior fiscal year. The decline in gross margin was primarily the result of a higher portion of clinical laboratory service revenues coming from the managed services testing contracts where ADCL also provides and staffs test collection centers, as these contracts have higher costs associated with them compared with ADCL’s surveillance testing contracts. The Company saw an improvement in gross profit percentages for the second quarter of fiscal 2022 to 40% as compared to 28% for the first quarter of fiscal 2022. The improvement was the result of the decrease in COVID-19 positivity rates as sample pooling returned during the second fiscal quarter, and sample numbers remained at higher levels.

•	Total operating expenses increased to $4.5 million for the second quarter of fiscal 2022, compared with $4.0 million in the prior-year quarter and decreased from $5.7 million for the first quarter of fiscal 2022. The year-over-year increase is primarily attributable to an increase in payroll of approximately $740 thousand. The increase in total payroll is due to the three months ended March 31, 2021, having a reversal of an accrual of approximately $817 thousand for an accrued bonus that was forgiven by the CEO. The increase was also due to an increase in insurance expense of approximately $129 thousand, which was primarily the result of increased Directors and Officers insurance premiums. These increases were offset by a decrease of approximately $376 thousand and $169 thousand in stock-based compensation and professional fees, respectively. To a lesser extent, the increase was attributable to an increase in Research and Development expenses of $114 thousand.

•	Net loss applicable to common stockholders for the second quarter of fiscal 2022, was $1.9 million, or $0.23 per share, compared with a net loss of $1.5 million, or $0.21 per share, for the prior-year quarter.

•	Excluding non-cash expenses, Adjusted EBITDA was negative $1.6 million and negative $1.5 million for the second quarters of fiscal 2022 and 2021, respectively. See below for information regarding non-GAAP measures.

•	Cash and cash equivalents stood at $6.5 million on March 31, 2022, compared with $6.6 million as of September 30, 2021. Cash and cash equivalents include net proceeds of $3.7 million from a registered direct offering closed on February 24, 2022.

Second Quarter Fiscal 2022 Conference Call Information

The Company will hold a conference call and webcast to discuss its second quarter fiscal 2022 financial results today, Thursday, May 12, 2022, at 4:30 PM ET. To participate in the conference call, please follow the instructions below. While every attempt will be made to answer investors’ questions on the Q&A portion of the call, not all questions may be answered.

To Participate:

•	Participant Toll Free:1-844-887-9402
•	Participant Toll: 1-412-317-6798
•	Please ask to be joined to the Applied DNA Sciences call

Live and Replay of webcast: https://services.choruscall.com/mediaframe/webcast.html?webcastid=oxAfF9iN

Telephonic replay (available 1 hour following the conclusion of the live call through February 17, 2022):

•	Participant Toll Free: 1-877-344-7529
•	Participant Toll: 1-412-317-0088
•	Participant Passcode: 8190790

Presentation slides will also be posted to the ‘Company Events’ sub-page of the Company’s Investor Relations website and embedded into the live webcast.

Information about Non-GAAP Financial Measures

As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America. To supplement our condensed consolidated financial statements prepared and presented in accordance with GAAP, this earnings release includes Adjusted EBITDA, which is a non-GAAP financial measure as defined in Rule 101 of Regulation G promulgated by the Securities and Exchange Commission. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information presented in accordance with GAAP. We use this non-GAAP financial measure for internal financial and operational decision-making purposes and as a means to evaluate period-to-period comparisons of the performance and results of operations of our core business. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the performance of our business by excluding non-cash expenses that may not be indicative of our recurring operating results. We believe this non-GAAP financial measure is useful to investors as they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.

“EBITDA”- is defined as earnings (loss) before interest expense, income tax expense and depreciation and amortization expense.

“Adjusted EBITDA”- is defined as EBITDA adjusted to exclude (i) stock-based compensation and (ii) other non-cash expenses.

About Applied DNA Sciences

Applied DNA is commercializing LinearDNA™, its proprietary, large-scale polymerase chain reaction ("PCR")-based manufacturing platform that allows for the large-scale cell-free production of specific DNA sequences.

The LinearDNA platform has utility in the nucleic acid-based in vitro diagnostics and preclinical nucleic acid-based drug development and manufacturing market. The platform is used to manufacture DNA for customers as components of in vitro diagnostic tests and for preclinical nucleic acid-based drug development in the fields of adoptive cell therapies (CAR T and TCR T therapies), DNA vaccines (anti-viral and cancer), RNA therapies, clustered regularly interspaced short palindromic repeats (CRISPR) based therapies, and gene therapies.

The LinearDNA platform also has non-biologic applications, such as supply chain security, anti-counterfeiting and anti-theft technology. Key end-markets include textiles, pharmaceuticals and nutraceuticals, and cannabis, among others.

Leveraging its deep expertise in nucleic acid-based technologies, the Company has also established safeCircle™, a high-turnkey solution for population-scale COVID-19 testing. safeCircle is designed to look for infection within defined populations or communities utilizing high throughput testing methodologies that increase testing efficiencies and provide for rapid turn-around-times.

Visit adnas.com for more information. Follow us on Twitter and LinkedIn. Join our mailing list.

The Company's common stock is listed on NASDAQ under the ticker symbol 'APDN,' and its publicly traded warrants are listed on OTC under the ticker symbol 'APPDW.'

Applied DNA is a member of the Russell Microcap® Index.

Forward-Looking Statements

The statements made by Applied DNA in this press release may be “forward-looking” in nature within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe Applied DNA’s future plans, projections, strategies, and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Applied DNA. Actual results could differ materially from those projected due to its history of net losses, limited financial resources, the substantial doubt about its ability to continue as a going concern, the unknown amount of revenues and profits that will result from any COVID-19 testing contract, limited market acceptance, future clinical data and analysis, including whether any of Applied DNA’s or its partner’s therapeutic candidates will advance further in the preclinical research or clinical trial process, including receiving clearance from the U.S. Food and Drug Administration (FDA),  the U.S. Department of Agriculture (USDA)  or equivalent foreign regulatory agencies to conduct clinical trials and whether and when, if at all, they will receive final approval from the FDA, the USDA or equivalent foreign regulatory agencies, the unknown limited duration of any Emergency Use Authorization (EUA) approval from  FDA and whether EUA approval will be granted by the FDA, changes in guidance promulgated by the CDC, FDA and/or CMS relating to COVID-19 testing, the fact that there has never been a commercial drug product utilizing PCR-produced DNA technology approved for therapeutic use, Applied DNA's  unknown ability to successfully enter into commercial contracts for the implementation of its CertainT® platform, and various other factors detailed from time to time in Applied DNA’s SEC reports and filings, including its  Annual Report on Form 10-K filed on December 9, 2021,  its Quarterly Reports on Form 10-Q filed on February 10, 2022 and May 12, 2022 and other reports it  files with the SEC, which are available at www.sec.gov. Applied DNA undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless otherwise required by law.

Investor Relations contact: Sanjay M. Hurry, 917-733-5573, sanjay.hurry@adnas.com

Web: www.adnas.com

Twitter: @APDN

Financial Tables Follow

APPLIED DNA SCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	September 30,
	2022	2021
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$6,512,784	$6,554,948
Accounts receivable, net	2,587,811	2,804,039
Inventories	1,410,952	1,369,933
Prepaid expenses and other current assets	643,968	568,881
Total current assets	11,155,515	11,297,801

Property and equipment, net	2,628,697	3,023,915

Other assets:
Deposits	95,018	95,040
Total Assets	$13,879,230	$14,416,756

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,239,701	$2,991,343
Deferred revenue	393,656	281,000
Total current liabilities	3,633,357	3,272,343

Long term accrued liabilities	31,467	31,467
Common Warrant liability	2,567,900	-
Total liabilities	6,232,724	3,303,810

Commitments and contingencies

Applied DNA Sciences, Inc. stockholders’ equity:
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; -0- shares issued and outstanding as of March 31, 2022 and September 30, 2021, respectively	-	-
Series A Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; -0- issued and outstanding as of March 31, 2022 and September 30, 2021, respectively	-	-
Series B Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; -0- issued and outstanding as of March 31, 2022 and September 30, 2021, respectively	-	-

Common stock, par value $0.001 per share; 200,000,000 shares authorized as of March 31, 2022 and September 30, 2021, 8,234,320 and 7,486,120 shares issued and outstanding as of March 31, 2022 and September 30, 2021, respectively	8,236	7,488
Additional paid in capital	298,351,897	295,228,272
Accumulated deficit	(290,712,648)	(284,122,092)
Applied DNA Sciences, Inc. stockholders’ equity:	7,647,485	11,113,668
Noncontrolling interest	(979)	(722)
Total equity	7,646,506	11,112,946

Total liabilities and equity	$13,879,230	$14,416,756

APPLIED DNA SCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

THREE AND SIX MONTHS ENDED MARCH 31, 2022, AND 2021

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Revenues
Product revenues	$408,351	$965,110	$1,234,662	$1,515,207
Service revenues	248,690	151,552	387,963	444,826
Clinical laboratory service revenues	5,490,242	1,554,880	8,690,364	2,327,650
Total revenues	6,147,283	2,671,542	10,312,989	4,287,683

Cost of product revenues	469,981	367,331	904,910	638,019
Cost of clinical laboratory service revenues	3,188,817	573,237	5,810,456	818,330
Total cost of product and clinical laboratory service revenues	3,658,798	940,568	6,715,366	1,456,349

Gross profit	2,488,485	1,730,974	3,597,623	2,831,334

Operating expenses:
Selling, general and administrative	3,412,777	3,091,227	8,074,950	6,400,881
Research and development	1,070,041	955,738	2,150,137	1,719,546
Total operating expenses	4,482,818	4,046,965	10,225,087	8,120,427

LOSS FROM OPERATIONS	(1,994,333)	(2,315,991)	(6,627,464)	(5,289,093)

Interest income (expense), net	5,540	13,841	5,813	8,403
Loss on extinguishment of debt	-	-	-	(1,774,662)
Gain on extinguishment of notes payable	-	839,945	-	839,945
Transaction cost allocated to warrant liabilities	(391,335)	-	(391,335)	-
Unrealized gain on change in fair value of the Common Warrants	782,500	-	782,500	-
Other expense, net	(162,169)	(54,873)	(250,222)	(108,733)

Loss before provision for income taxes	(1,759,797)	(1,517,078)	(6,480,708)	(6,324,140)

Provision for income taxes	-	-	-	-

NET LOSS	(1,759,797)	(1,517,078)	(6,480,708)	(6,324,140)

Less: Net loss (income) attributable to noncontrolling interest	1,112	278	257	(2,216)
NET LOSS attributable to Applied DNA Sciences, Inc.	(1,758,685)	(1,516,800)	(6,480,451)	(6,326,356)
Deemed dividend related to warrant modifications	110,105	-	110,105	-
NET LOSS attributable to common stockholders	$(1,868,790)	$(1,516,800)	$(6,590,566)	$(6,326,356)

Net loss per share attributable to common stockholders-basic and diluted	$(0.23)	$(0.21)	$(0.85)	$(1.00)

Weighted average shares outstanding- basic and diluted	8,084,680	7,235,031	7,783,747	6,341,590

APPLIED DNA SCIENCES, INC.

CALCULATION AND RECONCILIATION OF ADJUSTED EBITDA

(unaudited)

	Three Month Period Ended March 31,
	2022	2021
Net Loss	$(1,759,797)	$(1,517,078)
Interest expense (income), net	(5,540)	(13,841)
Depreciation and amortization	320,864	199,381
(Gain) Loss on extinguishment of debt	-	(839,945)
Provision for bad debt	-	19,637
Transaction cost allocated to warrant liabilities	391,335	-
Unrealized gain on change in fair value of Common Warrants	(782,500)	-
Stock based compensation expense	272,915	649,248
Total adjustments	197,074	14,480
Consolidated Adjusted EBITDA (loss)	$(1,562,723)	$(1,502,598)

	Six Month Period Ended March 31,
	2022	2021
Net Loss	$(6,480,708)	$(6,324,140)
Interest expense (income), net	(5,813)	(8,403)
Depreciation and amortization	641,615	296,793
(Gain) Loss on extinguishment of debt	-	934,717
Provision for bad debt	10,000	19,637
Transaction cost allocated to warrant liabilities	391,335	-
Unrealized gain on change in fair value of Common Warrants	(782,500)	-
Stock based compensation expense	1,972,835	1,220,746
Total adjustments	2,227,472	2,463,490
Consolidated Adjusted EBITDA (loss)	$(4,253,236)	$(3,860,650)

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